UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2013 (October 28, 2013)

Invesco Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-13908	98-0557567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Peachtree Street, N.E., Atlanta, Georgia	30309
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 892-0896

n/a
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On October 28, 2013, James I. Robertson, Former Senior Managing Director and Head of UK and Continental Europe, and Invesco Ltd. agreed to amend Mr. Robertson’s employment arrangements following his previously announced retirement.  Mr. Robertson will retire on March 31, 2014, rather than the previously announced December 31, 2013.  Mr. Robertson will continue to receive his salary and benefits through the remainder of 2013 and be eligible for a cash bonus for 2013.  Following 2013, Mr. Robertson will no longer be eligible for tax equalization on his cash compensation, but will continue to receive tax equalization upon vesting for income related to previously awarded equity.  For 2014, Mr. Robertson will receive his salary and benefits through his retirement date, but will not be eligible for a cash bonus and will not receive equity awards for 2013 or 2014.  Following March 31, 2014, Mr. Robertson will continue to receive his salary and benefits through December 31, 2014 to cover the remainder of his contractual notice period.  In addition, certain of Mr. Robertson’s unvested equity awards may be accelerated upon his retirement.  Mr. Robertson also received relocation benefits, including a reimbursement of $500,000 to partially cover losses related to the sale of his residence upon being relocated from the United States to the United Kingdom prior to his retirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Ltd.

By:	/s/ Kevin M. Carome
Kevin M. Carome
Senior Managing Director and General Counsel

Date: November 1, 2013